SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Sec. 240.14a-12

Apollo Tactical Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Apollo Senior Floating Rate Fund Inc.

Apollo Tactical Income Fund Inc.

Proxy Materials Delay

New York, NY. April 20, 2020 (NYSE: AFT)—Apollo Senior Floating Rate Fund Inc. and (NYSE: AIF)—Apollo Tactical Income Fund Inc. (the “Funds”) have been informed by their service providers that due to COVID-19 related difficulties a delay has occurred in mailing the Notice of Internet Availability of Proxy Materials for the 2020 annual meeting of shareholders of the Funds scheduled to take place on May 21, 2020. The Funds are working diligently with their service providers to facilitate prompt delivery. In the meantime, shareholders may access each Fund’s proxy statement at www.apollofunds.com/Apollo-Funds-Annual-Meeting.

Apollo Contact Information:

Product Literature

877-864-4834

Investors

Gary M. Stein

Head of Investor Relations

Apollo Global Management, Inc.

212-822-0467

gstein@apollo.com

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Fund’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new Private Equity or Capital Markets funds, market conditions, generally, our ability to manage our rapid growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenue, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others.